EXHIBIT 99.2

EXHIBIT NO. ______ (WAG-5T)
DOCKET NO. UE-011570 (INTERIM)
WITNESS: WILLIAM A. GAINES

BEFORE THE
WASHINGTON UTILITIES AND TRANSPORTATION COMMISSION

WASHINGTON UTILITIES AND
AND
TRANSPORTATION COMMISSION,

           Complainant,

v.

PUGET SOUND ENERGY, INC.,

           Respondent.

REBUTTAL TESTIMONY OF WILLIAM A. GAINES
ON BEHALF OF PUGET SOUND ENERGY, INC.

FEBRUARY 11, 2002

PUGET SOUND ENERGY, INC.

REBUTTAL TESTIMONY OF WILLIAM A. GAINES

I. INTRODUCTION

Q:	Please state your name, business address, and position with Puget Sound Energy, Inc.?

A:	My name is William A. Gaines. My business address is 411 108th Avenue N.E., Bellevue, Washington 98004. I am Vice President Energy Supply for Puget Sound Energy, Inc. ("PSE" or the "Company").

Q:	Have you presented direct testimony in this proceeding?

A:	Yes, I have, in Exhibits WAG-1T and WAG-2 through WAG-4.

II. SUMMARY OF TESTIMONY

Q:	Please summarize the contents of your testimony?

A:	The following is a summary of the contents of my testimony:
Section I -- Introduction

Section II -- Summary of Testimony

Section III -- The Company Is Seeking Interim Relief Under the PNB Standard to Restore Financial Integrity

Section IV -- Intervenors Misunderstand the Company's Financial Situation and Its Cause

Section V -- The Criticism In This Proceeding of the Company's Hedge Costs Relies On Hindsight and Ignores the Context In Which Hedging Decisions Were Made

Section VI -- Other Criticism By Parties of the Company's Hedging Decisions -- As Uneconomic, Unjustified, Unique, or Primarily to Support Wholesale Transactions -- Are Unfounded

Section VII -- Mr. Schoenbeck Erroneously Accuses the Company of Hiding the Ball with Respect to Gas Financial Hedge Transactions

Section VIII -- Parties Have Not Recognized the Adverse Impacts of Reduced Creditworthiness on Power Supply

III. THE COMPANY IS SEEKING INTERIM RELIEF UNDER THE PNB STANDARD TO RESTORE FINANCIAL INTEGRITY

Q:	How does the Company's proposal for relief under the PNB standard relate to its power costs?

A:	As Mr. Donald E. Gaines discusses in Exhibit DEG-5T, the Company has requested interim relief in an amount necessary to restore the Company’s financial integrity. As he also discusses, the requested surcharge amount is (i) tied directly to the hardships and inequities to be mitigated with interim relief and (ii) an amount of interim relief necessary to satisfy the PNB standard.
The requested surcharge amount reflects a projection that actual power costs will exceed power costs included in rates. If the Commission recognizes that the full amount of requested interim relief is needed to satisfy the PNB standard, then it would be appropriate to adjust the amount of interim relief afforded in an amount equal to the amount by which actual power costs are greater or lesser than projected power costs. Otherwise, the Company could exceed or fall short of the relief required by the PNB standard.

Q:	Do the recommendations of Mr. Schoenbeck (Exhibit DWS-1T) and Mr. Lott (Exhibit MRL-1T) with respect to the Company's power costs reflect application of the PNB standard for interim relief?

A.	Mr. Schoenbeck ignores and fails to apply the PNB standard for interim relief in making his proposals. Mr. Lott does state at page 8, lines 7-9, of Exhibit MRL-1T that any interim relief should attempt to maintain the Company’s overall financial viability. However, they both propose power cost adjustments that would impact interim relief. In doing so, they do not address the impact that those adjustments would have on the financial integrity of the Company.

Q:	Is it appropriate to make adjustments to the amount of interim relief provided to the Company based on adjustments, such as those proposed by Mr. Schoenbeck and Mr. Lott, of the Company's projected power costs?

A.	No. Because grant of interim relief is based on the need to maintain the Company's financial integrity, adjustments of the Company's power costs such as those proposed by Mr. Schoenbeck and Mr. Lott to remove hedging costs or to remove an allowance for hydroelectric generation and market risk are inappropriate in this interim relief proceeding. They are inconsistent with application of the PNB standard and are otherwise flawed, as discussed later in my testimony. As an additional matter, Mr. Schoenbeck and Mr. Lott do not address their proposals from the perspective of the Company's situation at the time decisions were made.

Q:	Should the interim relief received by the Company be reduced by an allowance for & market/hydro risk that might be subtracted from projected power costs based on a general rate case normalized power cost study?

A:	No. Reduction of interim relief provided to the Company based on power cost adjustments proposed by Staff and intervenors is unwarranted. Mr. Lott suggests in Exhibit MRL-1T, at page 24, that the amount of interim relief provided to the Company should be reduced by a dead-band around long-term normalized power costs. Mr. Schoenbeck makes a similar suggestion in Exhibit DWS-1T, at pages 19-21. Again, as discussed by Mr. Donald E. Gaines in Exhibit DEG-5T, the Company has requested an amount that is necessary as interim relief to restore the Company's financial integrity. As pointed out below, one of the factors contributing to the root cause of the Company's need for interim relief is market and hydroelectric volatility. For example, the Company absorbed a significant amount of hydro risk in 2001, one of the driest years on record. This is a significant contributor to the Company's current financial situation for which it needs interim relief.

IV. INTERVENORS MISUNDERSTAND THE COMPANY'S FINANCIAL SITUATION AND ITS CAUSE

Q:	Mr. Schoenbeck asserts at page 8, lines 15-18, of Exhibit DWS-1T that Puget claims that their high power expenses are a result of high market prices of electricity and their reliance on purchased power for a substantial amount of the power supply. Is this an accurate characterization of PSE's position?

A.	No. As described in Exhibit WAG-1T, at page3, lines 3-5, the cumulative impact of the energy market price increases in 2000, and the subsequent dramatic collapse of those prices in the summer of 2001, has been to undermine the Company's ability to offset escalating basic power supply costs with margins from wholesale power sales. Indeed, Exhibit WAG-1T, at page 4, lines 3-6, specifically contrasts the Company's situation with a number of other utilities [that] were forced to seek substantial rate increases during that period, often caused in substantial part by reliance on the spot power markets for a portion of their power supply needs. Thus, Mr. Schoenbeck misunderstands the root cause of the Company's need for interim relief to restore financial integrity and confuses the Company's situation with that of such other utilities. The Company's actual situation is that, due to market prices and other factors, it no longer has the ability to offset escalating basic power supply costs with margins from wholesale power sales.

Q:	Mr. Schoenbeck asserts at page 9, lines 13-14, of Exhibit DWS-1T that the "single most important factor impacting the Company's current financial situation is a series of gas hedging transactions." Is it meaningful to compare a mark-to-market value of gas financial hedge transactions with the amount of relief requested by the Company in this proceeding?

A.	No. Mr. Schoenbeck looks at only one, currently out-of-the-market (on a mark-to-market basis) piece of the portfolio. He then attempts to compare that value to the increase (not on a mark-to-market basis) in the Company's net power costs since its last rate proceedings. This ignores the many other changes in the Company's supply portfolio, does not take into consideration the mark-to-market value of the other components of the Company's supply portfolio, and is an apples-to-oranges comparison.
There is another flaw in Mr. Schoenbeck's attempted comparison. He asserts that gas hedging transactions are the single most important factor impacting the Company's current financial situation.” Exhibit DWS-1T at page 9, line 13. In fact, as indicated in Exhibit WAG-1T, the root cause of the Company's current financial condition is substantial increases in the Company's basic power supply costs combined with an inability to offset those costs with healthy margins in the wholesale market.

Q:	Are there other indications that parties misunderstand the root cause of the Company's need for interim relief?

A.	Yes. For example, Mr. Schoenbeck states at page 12, lines 3-4, of Exhibit DWS-1T that the higher power costs for these months [January through October 2002] is not due to current unprecedented market conditions. Again, this statement ignores the continuing effect of the rapid decline in power prices from unprecedented levels that decreases the Company's wholesale margins. These margins had been offsetting the Company's escalating basic power supply costs.

Q:	Mr. Hill, at page 45, lines 3-4, of Exhibit SGH-T-C, asserts that "the Company's 2002 net fuel costs are not substantially different from the levels established in 1998 and 1999." Is his comparison valid?

A.	No. Mr. Hill's analysis is flawed. His comparison erroneously (i) includes the Company's gas retail load revenues (and associated costs), (ii) does not properly adjust for the Company's revenues and expenditures in 1998 and 1999 with respect to the Residential Exchange, and (iii) fails to account for increased wholesale electricity revenues (and associated costs) associated with balancing load to resources.
Mr. Hill, at page, lines 3-4, of Exhibit SGH-T-C erroneously asserts that the Company's 2002 net fuel costs [from PSE's projected 2002 income statement] are not substantially different from the levels established in 1998 and 1999 [from PSE's actual income statements]. (In fact, what Mr. Hill calculates as net fuel costs also includes purchased power costs.) A comparison of Mr. Hill’s calculation of the ratio of these power costs to electric revenues for 1998 and 1999 with a corrected calculation of such ratio is shown below:

	1998	1999	2002
Mr. Hill's Ratio Calculation	0.491	0.499	0.504
Corrected Ratio Calculation	0.511	0.503	0.579

Thus, Mr. Hill’s assertion that power costs are not a substantial driver of the Company’s need for relief is erroneous. Exhibit WAG-6 describes the calculation of the corrected ratios.

Q:	Mr. Hill asserts at page 48, lines 20-27, of Exhibit SGH-T-C that his analysis has revealed inconsistencies in the Company's off-system sales revenues for 2002 as compared with off-system sales revenues for 2001. Do you agree?

A:	No. Mr. Hill compares (i) projected off-system sales revenues for 2002 of $66 million with (ii) nine months of actual and three months of projected off-system sales revenues for 2001 of approximately $1 billion. He is comparing apples and oranges. The $66 million projection is an output from AURORA modeling. It does not reflect the revenues from the multiple sales and purchases conducted in reality to balance load and resources, as discussed in Exhibit WAG-6.
Moreover, Mr. Hill ignores the fact that projected purchased electricity costs for 2002 decrease by approximately $800 million when the revenues decrease by the same order of magnitude. (Information that would permit consideration of both costs and revenues was provided by the Company in its response to Public Counsel Data Request No. PC-62, the same response used by Mr. Hill to calculate his difference in off-system sales revenues.)

V. THE CRITICISM IN THIS PROCEEDING OF THE COMPANY'S HEDGE COSTS RELIES ON HINDSIGHT AND IGNORES THE CONTEXT IN WHICH HEDGING DECISIONS WERE MADE

Q:	Could you give examples of the use of hindsight by other parties to criticize or otherwise question the Company's hedge costs?

A:	Yes. Mr. Schoenbeck criticizes, at pages 10 and 11 of Exhibit DWS-1T, gas financial hedges entered into by the Company before mid-year 2001 for the period June 2001 through December 2001. Exercising hindsight, he characterizes them as being & out of the money or Above Market Hedges. Mr. Schoenbeck erroneously bases his criticism on perfect hindsight, ignoring conditions at the time the hedges were entered into. (Moreover, Mr. Schoenbeck's criticism is aimed in part at hedges for 2001 -- which is a period prior to the January through October 2002 interim period in this proceeding.) This use of hindsight continues, for example, on Exhibit DWS-10, Chart 3, where Mr. Schoenbeck depicts the timing of some (and only some) of the Company's hedging decisions as compared with the actual spot market price of gas both before and after those decisions were made. Similarly, Mr. Lott, at Exhibit MRL-1TC, page 26, lines 5-6, compares the prices reflected in some of the Company's gas financial hedges with today's market price of gas. Again, care must be taken to examine hedging decisions in the context of circumstances that existed at the time and to avoid looking at the Company's hedging decisions with hindsight.
A comparison of the prices at which the Company entered into its gas financial transactions to the forward market prices at the time shows that the prices paid by the Company were typically lower than the generally prevailing forward prices at the time. See Exhibit WAG-7, which depicts the Company’s forward gas financial transactions (time of decision, price, volume, and term) and the forward market prices at the time the Company's decisions regarding such transactions were made. In short, those purchases in 2001 for 2002 were in fact not uneconomic at the time they were made. A transaction to obtain a fixed price for power or fuel (whether a physical or financial transaction) that was economic and for which there was a need at the time it was entered into should not be criticized merely because it subsequently turns out in hindsight that future market conditions (which were unknowable at the time the transaction was entered into) differ from and are less than the fixed price.

Q:	Could you please describe the context in which gas financial hedging decisions were made?

A Period of Tight Supplies and High Market Prices in the West

As the Company was entering into gas hedging transactions, power supply deficits were a distinct possibility and prices in the wholesale gas and electric markets were high and volatile. For example, the Northwest Power Planning Council was predicting that the region could face a deficit of 8,000 megawatt-months that spring and summer, warning that it is likely that this summer will be a period of tight supplies and continued high market prices. (March 26, 2001 Clearing Up, p. 3.)
The testimony of Tom Karier, Council Member, Northwest Power Planning Council, at a U.S. Senate Energy Committee hearing on January 31, 2001 (“Karier Testimony”), described what he called “the current power crisis in the West.” He pointed out, for example, that snow pack runoff was predicted to be only 68% of normal for the year, with the elevation of Lake Roosevelt behind Grand Coulee Dam being the lowest in 25 years, conditions may well be dangerously close to the driest on record, which would reduce BPA generation about 4,000 megawatts below average,
  (iii) the price of natural gas had doubled last summer and was then three times the price it had been the previous year, and (iv) the loss of flexibility in the hydroelectric system due to Endangered Species Act requirements had de-rated the system by more than 1,000 megawatts. A copy of the Karier Testimony is provided as Exhibit WAG-8.

Moreover, the power shortage was not limited to the Pacific Northwest. The April 10, 2001 Statement of Terry Winter, President and Chief Executive Officer, California Independent System Operator Corporation, before the House Committee on Government Reform, Sacramento, California Field Hearing, indicated at page 6 that “we expect ‘an electricity shortage of unprecedented proportions’ and that the ‘forecast deficiency suggests that California will experience rotating blackouts for periods this summer.

Utilities Relying on Spot Market Suffer Large Cost Increases as Prices Rise

The January 15, 2001 Clearing Up reported at pages 8-9 that adverse hydro generating conditions caused increased market exposure, which coupled with sky-rocketing power prices have combined to leave [Seattle] City Light with projected deficits of $111 million for 2000, and another $228 million for 2001. The March 26, 2001 Clearing Up reported at page 3 that Seattle City Light needed an additional $185 million in bonds to cover deficits from buying power on the open market.
The December 18, 2000 Clearing Up reported at page 11 that Snohomish PUD last Wednesday joined the parade of Northwest utilities -- public and private -- putting in place rate hikes as the result of recent power market conditions. The Snohomish board on Dec. 13 passed a resolution raising its revenues by 35 percent, effective Jan. 1, 2001. The PUD said that colder temperatures and under-production of energy in the Northwest have forced it to increase the typically small amount of power it buys at market and to spend a considerable portion of its budget reserves.

Utilities With Hedged and Locked-In Power Supply Prices Suffer Mark-to-Market Losses as Prices Fall

However, after many utilities locked in longer term power or fuel supplies, FERC on June 19, 2001 imposed Westwide price caps on spot market sales. At about the same time, wholesale natural gas and electricity spot market prices dropped dramatically. This sequence of event has been recently described in The Spokesman-Review:

FERC not only resisted caps, he [PacifiCorp spokesman Dave Kvamme] said, the agency also urged the utilities to go long by buying enough power to meet all their needs for months or years ahead.

That's what the utilities did despite high prices, he said.
They were saying Read my lips, no price caps, said Dave Danner, who advises Locke on energy policy.
When FERC reversed course, Kvamme said, utilities suddenly found themselves with a lot of expensive electricity, and a market that would pay them only a fraction of their original cost for any surplus they had to sell.

If FERC had acted months sooner, utility planners would not have been forced to commit their companies to expensive long-term contracts, he said.

(Bert Caldwell, Officials deride FERC analysis: Report On Effects Of Price Caps Misses The Big Picture, They Say, The Spokesman-Review, February 5, 2002, at A6.) Similarly, The Oregonian recently reported as follows:

Oregon's two biggest investor-owned utilities, Portland General Electric and PacifiCorp, have requests pending with regulators to recoup $93 million and $136 million, respectively, in extraordinary costs of purchased power.
After months of surging power prices, federal regulators last year chastised utilities for filling their wholesale power needs in the pricey, day-ahead spot markets instead of looking to cheaper, longer-term contracts.
Many utilities obliged, making deals for $200 or $300 per megawatt hour or higher, prices that seemed reasonable compared with spot rates.
Then, in early summer, the Federal Energy Regulatory Commission adopted Westwide price controls. Supply problems also ebbed in California, and prices dropped. Utilities that bought long-term contracts in the higher markets were trapped. Some also had to take surplus power they have to sell at a loss.

(Tom Detzel, BPA Sees Red, May Raise Rates, The Oregonian, February 4, 2002, at D1.) In sum, regardless of the degree to which fixed-price power and fuel financial and physical purchase transactions were relied upon, load serving utilities were harmed by the sudden drop of wholesale prices. It should be noted that many other load serving entities did not as fully enter into fixed-price power and fuel financial and physical purchase transactions. They suffered as great and probably greater financial harm. For example, the Karier Testimony stated that “Tacoma Public Utilities implemented a 50-percent surcharge. Dry weather is impacting Tacoma's hydropower operations, forcing the utility to make purchases in the spot market. Tacoma spent $60 million for power in December and is facing continuing high prices with cash reserves of only $130 million. The utility has secured diesel generators with 50 megawatts of capacity, called for conservation, imposed the rate surcharge, and is also planning to take on $100 million in debt to get through the rest of the winter.

VI. OTHER CRITICISM BY PARTIES OF THE COMPANY'S HEDGING DECISIONS -- AS UNECONOMIC, UNJUSTIFIED, UNIQUE, OR PRIMARILY TO SUPPORT WHOLESALE TRANSACTIONS -- ARE UNFOUNDED

Q:	Are the mark-to-market losses and gains of the Company's gas financial hedge transactions one time costs or somehow unique to the interim/deferral period as asserted for example by Mr. Schoenbeck at page 5, lines 5-9, of Exhibit DWS-1T?

A:	No. Fixed price arrangements for securing power or coal, natural gas, or other fuel for the Company’s generation represent a “hedge” against fluctuations and uncertainty in the prices for power or fuel. Financial hedges for power or fuel, like fixed price arrangements for physical procurements, guarantee the price at which power or fuel may be secured. The Company relies on a mix of fixed price resources, financial hedges, and market purchases to meet its retail loads while attempting to avoid excessive exposure to market price fluctuations.

Q:	Can you describe some of the benefits to load-serving entities of using hedge transactions?

A:	It is particularly desirable to avoid undue exposure to spot market prices in periods for which spot market prices are projected to be volatile and high. This has been particularly true in recent years. Load-serving entities, such as the Company, routinely must address exposure to spot market prices that is due to variations in supply and fixed price retail load. Examples of uncertainty in the output of the Company's resources include hydroelectric generation variability and thermal unit outage -- an outage at a single Colstrip unit (as occurred during most of January 2002) can decrease the Company's power supply by 225 average megawatts. Uncertainty in the Company's retail loads is demonstrated by the fact that it is possible for the Company's retail load to vary from normal by greater than 50 average megawatts in a summer month and 200 average megawatts in a winter month. Hedging acts like insurance in that it reduces exposure to spot market price volatility.
The regulatory community has recognized that hedging against wholesale price volatility may help to mitigate the effect of market volatility on consumers by providing greater price predictability but not necessarily at the lowest cost:

WHEREAS, Wholesale electricity and natural gas markets have recently proven to be highly volatile; and
WHEREAS, Consumers and utilities are impacted by energy market volatility through both high and uncertain prices; and
WHEREAS, The use of financial mechanisms, such as derivatives and insurance products, and the use of physical products such as natural gas storage and the storage of fuels to generate electricity are a component of a comprehensive energy procurement program; and
WHEREAS, Market conditions appear to be poised for some continued degree of volatility; and
WHEREAS, Purchasing financial instruments such as derivatives and insurance to hedge against wholesale price volatility may help to mitigate the effect of market volatility on consumers by providing greater priced predictability but not necessarily at the lowest cost; and WHEREAS, The National Regulatory Research Institute (NRRI) issues its report on May 2, 2001 entitled, Use of Hedging By Local Gas Distribution Companies: Basis Considerations and Regulatory Issues” which provides an important perspective on hedging instruments; now therefore be it
RESOLVED. That the Board of Directors of the National Association of Regulatory Utility Commissioners (NARUC), convened in its 2001 Summer Committee Meetings in Seattle, Washington, urges each State commission to explore and examine the potential benefits to consumers and distribution utilities of using financial and physical mechanisms to hedge against market volatility in wholesale electric and gas markets.

(Resolution Recognizing the Important Use of Financial and Physical Mechanisms to Reduce Electricity and Natural Gas Market Volatility adopted by the National Association of Regulatory Utility Commissioners at its July 18, 2001 meeting in Seattle, Washington.)
The following basic facts were recognized in the report on Use of Hedging By Local Gas Distribution Companies: Basic Considerations and Regulatory Issues, dated May 2001, prepared by The National Regulatory Research Institute (NRRI):

  Hedging may result in the utility locking in a price that turns out to be higher than the subsequent prevailing market price.
  Hedging is designed to reduce exposure to price volatility but should not be expected to produce the lowest average costs over time.
  Hedging does not provide a means to reduce the expected price of energy for a utility. Rather, from a consumer’s perspective, its primary function is to stabilize prices.

The Federal Energy Regulatory Commission (FERC) recognized in its discussion of the California electric spot market that [m]any of the market dysfunctions in California and the exposure of California consumers to high prices can be traced directly to an over reliance on spot markets. Industries that are either capital intensive or that have a lack of demand response do not rely solely on spot markets where volatility is to be expected. Because the price risks inherent in spot markets are too great for both suppliers and consumers, these market sectors will prefer to manage their risk profiles through forward contracts. San Diego Gas & Electric Co. et al., 93 F.E.R.C. 61,121, at 61,359 (2000).
Similarly, the Karier Testimony strongly endorsed financial hedging mechanisms, while recognizing the risk that they may prove more costly than the spot market:

One of the characteristics of a commodity market is the emergence of mechanisms to manage risk, and electricity is rapidly becoming a commodity market. These mechanisms include actual physical forward contracts for supply, futures contracts, financial hedging mechanisms, and so on. These mechanisms can limit exposure to high prices. At the same time, however, there is always the risk that they will prove more costly than the spot market. As noted earlier, we believe the limitations on forward contracting by California utilities was a contributing factor to the price extremes of this summer and fall.
We believe the same is true of other market participants in the Northwest and elsewhere. While opportunities to enter into forward contracts and other hedging arrangements have existed, it may be that the protracted period of low market prices for electricity lulled some market participants into believing they had no need for such mechanisms. The extreme volatility of the market has been revealed. We believe this will spur the development and use of risk mitigation tools. Every effort should be made to encourage their development and use.
Had more market participants been able to take steps to protect against risk, it is likely that the price volatility impacts would have been moderated. Forward contracting is also a vehicle by which new entrants in the generation market can limit their downside risk, thereby facilitating the development of new generation.

Karier Testimony, Exhibit WAG-8, at pages 7-8 (emphasis added).

Q:	Were the Company's gas hedges uneconomic, unjustified, or primarily to support wholesale transactions?

A:	No. Mr. Schoenbeck, in Exhibit DWS-1T (e.g., page 19, lines 9-11) criticizes the Company's gas financial hedge transactions as unjustified and uneconomic. It is illogical to single out limited examples of the Company’s use of one of the tools (i.e., gas financial hedges) that protects against undue exposure to market price fluctuations in a period of unprecedented price volatility and assert in hindsight that they are uneconomic or unjustified. This is particularly true of gas financial hedges such as those entered into by the Company -- at or below then-prevailing future market prices for hedges (as discussed earlier) -- in light of:

  state and federal officials underscoring the importance of avoiding undue reliance on spot market prices;
  other utilities experiencing dramatic retail electric rate increases as a result of their reliance on purchases at spot market prices to meet retail load;
  projections that the amount of power available for purchases from others was unusually low; and
  projections that the amount of power that would be available from the Company's hydro resources was highly uncertain and unusually low.

Mr. Schoenbeck in Exhibit DWS-1T criticizes the Company's gas financial hedges entered into during the period April 2001 through October 2001 for generation needed during the period January through October 2002. He does this with perfect hindsight and ignores the fact that the Company had to use forward price curves and projections of fixed price retail load (i.e., retail load not being sold at a price tied to index) to assess the need for and economics of the transactions at the time the Company entered into them.
Moreover, Mr. Schoenbeck erroneously asserts at page 18, lines 18-23, of Exhibit DWS-1T, that the April 2001 credit rating agency presentation contained as part of the Company's response to Staff data Request No. 43-I (April 2001 materials included in Confidential Exhibit DWS-5C) and the Company's confidential response to Public Counsel Data Request No. 138-I suggests the majority of the hedges were done to support wholesale activity (included in Confidential Exhibit DWS-5C).
Mr. Schoenbeck's assertion is wrong. The materials relating to hedging included in Exhibit DWS-5C (which focus on hedging decisions in late 2000 and early 2001) do not suggest that the Company's gas financial hedges were done to support wholesale activity. For example, the Overview of PSE Loads and Resources 2000-2008 presentation for the Company's load-resource strategy meeting of November 9, 2000, stresses variability and uncertainty in the Company's retail electric loads. Review of the resources and fixed price loads in that presentation shows that the Company needed additional gas to meet fixed price load in all months for which gas financial hedges were purchased (except for a few months, in the spring of 2001, which do not impact the power cost projections presented by the Company in this proceeding and do not detract from the Company's need for interim relief in this proceeding). This need was shown even if one assumes that retail load would be no higher than projected and that all the Company's non-gas resources would operate at projected levels.
The Company also entered into some gas financial transactions for certain months in 2001 associated with forward power sale transactions using Company gas-fired generation in amounts and at times that was not reasonably expected to be needed to be available for the Company's retail load. These transactions in effect locked in the spark spread and produced net margins of the type that over time have helped to keep the Company's retail electric rates lower than they would otherwise have been. It is certainly neither accurate nor fair to characterize such transactions as for aggressive wholesale market sales, or mostly to benefit shareholders as asserted by Mr. Schoenbeck at pages #160;18-19 of Exhibit DWS-1T.
Also, the Hedge Strategy to Meet CT Gas/Oil Needs for Fixed Price Load” presentation for the Company's risk management committee meeting of April 2, 2001, reflects a fuel hedging strategy based on meeting fixed price retail electric load. That presentation stated that PSE staff recommends hedging winter fuel requirements to cover fixed price loads. Exhibit DWS-5C, Slide 2, page 120. Page 118 of that same exhibit indicates that this recommendation was approved by the Company's risk management committee.
Exhibit WAG-7, which uses the same data provided by the Company to Mr. Schoenbeck and other parties, depicts (i) a timeline of gas financial hedge decisions and transactions by the Company, (ii) a summary of forward price curves, and (iii) because Mr. Schoenbeck focuses on gas financial hedge decisions of the Company in April 2001 (see Exhibit DWS-10, Chart 3), a summary of the Company's load-resource position upon which the Company based its decisions in April 2001. Exhibit WAG-7 shows that the Company did not have sufficient fixed price gas for core load in the January through April and August through December periods of 2002. This was true even if one assumes that retail load would be no higher than projected and that all the Company's non-gas resources would operate at projected levels.

VII. MR. SCHOENBECK ERRONEOUSLY ACCUSES THE COMPANY OF HIDING THE BALL WITH RESPECT TO GAS FINANCIAL HEDGE TRANSACTIONS

Q:	Is Mr. Schoenbeck's conclusion that the Company "hid[]-the-ball" with respect to gas financial hedge transactions correct? [Exhibit DWS-1T, pages 12-14]

A:	No. Mr. Schoenbeck's conclusion that the Company tried to "hide-the-ball" with respect to gas financial hedge transactions is surprising, in light of the extensive information provided to him in response to numerous data requests and his discussions with knowledgeable Company personnel -- initiated at his request -- to clarify these matters. That information is described in some detail in Exhibit WAG-9C and included the Company's responses to the following data requests:
                       FEA Data Request                          WUTC Staff Data Request
                              7-I                                          9-I
                                                                           74-I
                       ICNU Data Request                                   75-I
                            2.1(I)                                         76-I
                            2.2(I)                                         80-I
                            2.3(I)                                         88-I
                            2.4(I)                                         89-I
                            4.1(I)                                         90-I
                                                                           91-I
                        Public Counsel                                    108-I
                             PC-60
                             PC-61
                            PC-138I

VIII. PARTIES HAVE NOT RECOGNIZED THE ADVERSE IMPACTS OF REDUCED CREDITWORTHINESS ON POWER SUPPLY

Q:	Have other parties recognized the impact of the Company's financial condition on its ability to participate in the wholesale markets and use those markets to balance its loads and resources in meeting retail loads?

A:	No. The other parties miss the issue or wholly ignore the impact of the Company's financial condition on its ability to participate in wholesale markets. For example, Ms. Steel, in responding to a question regarding evidence of emergency on an historical basis, states at page 10, lines 10-11, of Exhibit LAS-1T that [s]everal trade creditors re-examined the Company's creditworthiness without a significant negative outcome. She further states at pages 12-13 of Exhibit LAS-1T:

[t]he Company identified several potential suppliers who base trade credit extensions on corporate credit ratings. The inquiries reflect differences of opinion about [the Company's] actual credit ratings and the definition of investment grade. The effect of the Company's October 2001 ratings downgrades are limited to notices and reviews of trade credit extensions by a few counterparties. Indeed, [the Company] itself has placed a cash and financial exposure credit limits [sic] on all its counterparties since 1997. Response to Staff Data Request 86-I. Enron's collapse and the economic recession are factors that could have prompted counterparty reviews. The only independent assessment provided, PG&E's review, was favorable and has resulted in resumption of trading on the same terms. Response to Staff Data Request 81-I.

Ms. Steel's statements simply observe certain events that occurred before the statements were made, but, as will be discussed later in this testimony, they miss the point of counterparties contractual rights under wholesale market transactions and the counterparties; willingness to exercise such rights.
Moreover, Ms. Steel's reference to WUTC Staff Data Request 86-I confuses the setting of credit limits (addressed in Section 3.4 of that Data Request), as is routinely done in the industry, with the effects of exceeding those credit limits. The relevant issue, of course, is the effect on the Company's participation in wholesale markets when its debt rating is downgraded and its credit limits are exceeded.
More fundamentally, in response to questions at page 16, line 6, of Exhibit LAS-1T, at page 19, line 8, of such exhibit, and at page 20, line 7, of such exhibit, regarding evidence of an imminent emergency, Ms. Steel does not address the impact of a downgrade below investment grade on the Company's ability to participate in the wholesale gas and electric physical and financial forward markets. Instead, without explanation, she reaches the erroneous conclusion at page16, lines 7-9, of such exhibit that the Company is not facing clear jeopardy to the utility or its ratepayers.
Mr. Schoenbeck and Mr. Hill do not address at all what could happen to the Company's ability to access the wholesale power and gas markets if its senior securities were downgraded to below investment grade. In remarking on the effects of such a downgrade, Mr. Hill focuses exclusively on the Company s ability to borrow money. See Exhibit SGH-T, page 9, lines 8-25. However, he altogether ignores the consequences of a downgrade under the standard agreements (WSPP agreement, GISB agreement, and ISDA agreement) that are commonly used in the energy industry to participate in the wholesale energy physical and derivative forward markets. Indeed, Mr. Hill is not aware of the terms and conditions under which the Company accomplishes its power purchase and financial hedge transactions. In his response to PSE Request No. ;10-I to Public Counsel, Mr. Hill states: Mr. Hill has not reviewed any documents regarding the ability of a utility to purchase wholesale power under the WSPP Agreement if it is rated below investment grade. Similarly, in his response to PSE Request No. 11-I to Public Counsel, Mr. Hill states: Mr. Hill has not reviewed any documents that address the ability of a utility to trade in energy financials if the utility is rated below investment grade. Moreover, while Mr. Hill does assert at page 9 of Exhibit SGH-T, lines 8-9, that the Company would not be shut out of the financial markets if [its] bond ratings fell below investment grade, he, like the other parties, ignores the adverse effects of increased borrowings on the Company under its agreements for participation in the wholesale energy physical and derivative forward markets (e.g., the Company's increased capital needs to prepay or provide security under these agreements).

Q:	How would the Company's access to power, gas and financial markets be impaired by a downgrade of the Company's debt to below investment grade?

A:	As I stated in my direct testimony, counterparties in power, gas, and related financial transactions routinely review a company’s financial health -- as indicated by its rating by major bond rating agencies and other creditworthiness indicators -- to determine whether and on what terms to enter into or continue such transactions with such company. A de-rating of the Company's senior securities to below investment grade would, under each of the standard agreements through which the Company commonly participates in wholesale power, wholesale gas, and financial derivative markets, trigger a requirement (in some instances to avoid termination of such agreement) for the Company to post cash collateral up to the amount of its forward obligations or other expensive security.
The WSPP Agreement provides for such security requirement in Section 27 (Creditworthiness), stating that:

[s]hould a Party's creditworthiness, financial responsibility, or performance viability become unsatisfactory to the other Party in such other Party’s reasonably exercised discretion ... the dissatisfied Party ... may require the other Party ... to provide either (1) the posting of a Letter of Credit, (2) a cash prepayment, (3) the posting of other acceptable collateral or security , (4) a Guarantee Agreement executed by a creditworthy entity; or (5) some other mutually agreeable method ...

There is no doubt that if the Company's senior securities were downgraded to junk bond status, a counterparty to any WSPP transaction would have the basis to assert that it is reasonably dissatisfied with the Company's creditworthiness, financial responsibility, or performance viability. The counterparty could, and in all likelihood would, demand that the Company provide the required security. This would further impact the Company's cash flow and may necessitate further borrowings by the Company, thus exacerbating the Company's capitalization difficulties.

The GISB Agreement provides that:

[w]hen reasonable grounds for insecurity of payment... arise, either party may demand adequate assurance of performance. Adequate assurance shall mean sufficient security in the form and for the term reasonably specified by the party demanding assurance...

By amendment to the GISB provisions, parties often specify the form of security to include a standby irrevocable letter of credit, an agreed-upon company asset, or a performance bond or guaranty by a creditworthy entity.
As with the WSPP Agreement, if the Company’s debt were downgraded to junk bond status, a counterparty to any GISB transaction would have the basis to assert that reasonable grounds for insecurity of payment exist. The counterparty could, and in all likelihood would, demand that the Company provide the required security, with the same effect on the Company's cash flow and capitalization difficulties.
Indeed, GISB counterparties are not reluctant to exercise their contractual rights. By letter dated December 21, 2001, Engage Energy Canada, L.P., one of the Company’s major gas trading partners, notified the Company that:

[i]n the event [the Company] loses its investment-grade status, Engage Energy will be considering various options to shore up its credit risk exposure in accordance with our contractual rights [under our GISB agreement]. It is possible that these options will cause Engage Energy to request further securitization in the form of a letter of credit or other measures considered appropriate in the circumstances.
Loss of the ability to trade with Engage Energy Canada would severely limit the Company’s opportunities to procure gas for its LDC customers.

The Company's Master Purchase and Sale Agreement for gas transactions (which has terms and conditions similar to the GISB agreement) provides that if a party has long-term debt unsupported by third party credit enhancement that (a) if rated by Standard & Poor's, is rated by Standard & Poor's below BBB-, or (b) if not rated by Standard & Poor's, has a debt coverage ratio or a cash flow ratio that would reasonably be determined to be the equivalent of a rating by Standard& Poor's below BBB-, the counterparty may terminate any or all transactions under such agreement unless the party provides (i) a letter of credit in an amount equal to the greater of the party's forward obligations under the agreement from time to time, (ii) cash prepayments with respect to any outstanding transactions, or (iii) other security in form and substance acceptable to the counterparty. Thus, if the Company's debt were downgraded to junk bond status, a counterparty to any such gas purchase and sale agreement would have a termination right, which the Company could avoid only by providing the required security. Posting such security would, as in other wholesale market arrangements, adversely affect the Company's cash flow and exacerbate the Company's capitalization difficulties.
The ISDA Agreement is often used by the Company to hedge its floating price risk in volatile wholesale markets. The Company's existing ISDA agreements provide for the posting of collateral, most often in the form of cash or letter of credit, depending on the party's debt rating. Thus, if the Company's debt is rated below investment grade, the Company must provide such security in the entire amount of its then-current forward obligations. Providing such security would, again, adversely affect the Company's cash flow and exacerbate the Company's capitalization difficulties. In addition, at such credit rating, the Company is likely to be precluded from entering into new unsecured derivative transactions with financial counterparties.

Q:	Are there any other adverse effects related to the wholesale market and financial agreements referred to above if the Company's debt were to be downgraded to below investment grade?

A:	Yes. Under the WSPP Agreement, the GISB Agreement, the Company Master Purchase and Sale Agreement and the ISDA Agreement, the counterparty has the right to terminate or suspend any or all transactions under such agreements if the required security is not posted. Upon termination, the Company would be required to immediately pay to the counterparty all of its forward obligations under the terminated transactions. Thus, the downgrade of the Company's debt immediately puts the Company in one of two positions, each equally untenable: (i) the Company would have to provide security to cover forward obligations under its long-term wholesale power and gas contracts and hedge transactions or (ii) the Company would have to liquidate its forward obligations under its long-term wholesale power and gas contracts and hedge transactions. Borrowings by the Company to cover these obligations would only exacerbate the Company's capitalization difficulties.
Moreover,

the Company’s ability to enter into market transactions to cover the terminated power and gas transaction purchases would be severely constrained by the financial condition produced by these events. Indeed, even without its senior securities being rated at junk bond status, the Company’s current credit status has begun to adversely affect its ability to deal in the power market. On February 1, 2002, Engage Energy America Corporation, an Engage affiliate dealing in power transactions, refused to enter into unsecured trades with the Company due to the Company’s current credit rating.

Mr. Hill does not address any of the foregoing points when he asserts without explanation at page 29, lines 6-10, of Exhibit SGH-T that reduction of the Company's senior secured debt to a level below investment grade does not mean the Company would be able [sic] to continue to meet its public service obligations. As a result of a reduction of the Company’s debt to below investment grade, the Company may well lack the creditworthiness and the cash flow to continue to serve its loads. Enron's case illustrates how quickly the physical and financial markets can close on parties lacking creditworthiness or even perceived to be lacking creditworthiness, as recognized in my direct testimony.

Q:	Is the adverse effect of a debt rating below investment grade on a utility's ability to participate in the wholesale markets unique to the Company

A:	No. Avista Corporation has testified before the Commission regarding the adverse impact of its debt rating on its ability to participate in wholesale markets.
At page 12, lines 11-22, and page 13, lines 1-2, in his pre-filed direct testimony in Docket No. UE-011514 in response to a question regarding the impacts of Avista’s credit rating below investment grade, Mr. Jon Eliassen stated:
The Company relies on many suppliers and contractors for day-to-day operations. As an active participant in regional power markets, in order to assure power and natural gas supplies and to effectively manage energy resources, Avista routinely buys and sells energy by transacting with other parties. Many of these parties monitor credit quality at least in part on the basis of rating agency reports. Avista has traditionally enjoyed the ability to conduct transactions in these markets with unsecured credit terms. A deteriorating credit rating, however, can trigger counterparties to reduce open credit limits, to require enhanced credit terms, or to simply curtail new transactions with Avista. As of November 8, 2001, Avista had $3.8 million of collateral posted to energy suppliers to satisfy their requests for adequate assurance as a result of the Company’s lowered credit ratings, which reduces the amount of cash borrowing capacity under our credit line. In addition, several energy companies have suspended authority to do business with Avista. To avoid collateral posting, we have flattened our positions by buying and selling energy very selectively to stay within tighter credit limits, and we continue to negotiate with other parties who have made adequate assurance inquiries.
At page 9, lines 17-21, in his rebuttal testimony in Docket No. UE-010395 in response to a question regarding the immediate impacts of Avista's August 2, 2001 Standard & Poor's rating downgrade, Mr. Eliassen stated:

Several counterparties that the Company relies upon to provide short-term and real-time energy suspended their authority to transact with Avista. We were precluded from buying energy from those parties absent prepayments or other unusual terms. The obvious and acknowledged cause for suspending their authority to transact with Avista was the concerns expressed by S&P in their downgrade, including S&P's continued negative outlook.

At page 12, lines 10-23, and page 13, lines 1-4, in his pre-filed rebuttal testimony in Docket No. UE-010395 in response to a question regarding the likely power supply-related impacts of a drop in credit rating, Mr. Kelly Norwood stated:

If the Company's credit rating were to drop below investment grade, it would likely place Avista in a similar position to the utilities in California (PG&E and So. Cal. Edison) with regard to its ability to purchase power from the wholesale market to serve its system load requirements. Many counterparties would refuse to sell power to Avista or grant a credit line for money that would be owed related to a transaction. This would force Avista to prepay for power purchases, and/or post cash collateral margins, at a time when the utility would have limited cash available. Several counterparties have already cut off transactions with Avista, or have limited transactions with Avista, as a result of the most recent downgrade that occurred.
Furthermore, the majority of Avista's short-term wholesale market purchases are conducted under the Western Systems Power Pool (WSPP) Agreement. The WSPP Agreement includes a creditworthiness section, that states in general terms, that should a party’s creditworthiness become unsatisfactory to the other party, the dissatisfied party may require the counterparty to make a prepayment of cash, or use some other mutually agreeable method to satisfy the party. Under the Agreement, a downgrade to below investment grade could result in substantial margin calls to Avista that would require Avista to make immediate cash payments or post collateral for existing transactions already entered into by Avista to serve system load requirements. Mr. Eliassen addresses the financial difficulties that would be associated with these margin calls.

Thus, the adverse effect that would result from a below-investment-grade debt rating on a utility’s ability to participate in wholesale markets is recognized by both of the largest investor-owned utilities in this state.

Q:	Does this conclude your testimony?

A:	Yes, it does.